Exhibit 99.3

Combination of the Bruton's Tyrosine Kinase (BTK) Inhibitor Ibrutinib with Bendamustine and Rituximab is Active and Tolerable in Patients with Relapsed or Refractory Chronic Lymphocytic Leukemia (CLL), Interim Results of a Phase Ib/II Study

Jennifer R. Brown, Jacqueline Barrientos,  Ian W. Flinn,  Paul Barr, Jan Burger, Tasheda Navarro, Danelle F. James, Eric Hedrick, Jonathan W. Friedberg, Susan O'Brien,

Background:  Bruton's Tyrosine Kinase (BTK) is an essential mediator of B cell receptor signaling and a critical kinase for lymphoma cell survival.  Ibrutinib (PCI-32765), is an oral, selective, irreversible inhibitor of BTK, that inhibits proliferation, migration and adhesion in CLL cells.  Single agent ibrutinib administered to relapsed/refractory CLL patients was highly active as evidenced by an IWCLL overall response rate (ORR) of 67% and estimated 12 month PFS of 86% (O’Brien ASH 2011). Bendamustine (B) and rituximab (R) (BR) is also active in relapsed/refractory CLL patients with an ORR of 59% and median PFS of 15 months (Fischer JCO 2011).  We report interim data on the combination of ibrutinib with BR.  Aims:  The primary objective of the study is to evaluate the safety of ibrutinib in combination with BR administered to relapsed or refractory CLL patients.  The secondary objective is to estimate the efficacy of the combination.  Methods: Relapsed/refractory CLL patients received ibrutinib 420 mg orally daily for 28-day (D) cycles (C) until disease progression (PD). B was administered 70 mg/m2 on D1 and D2 combined with R 375 mg/m2 on D0 for C1 and 500 mg/m2 on D1 for subsequent courses for a maximum of 6 cycles.  Response was evaluated according to IWCLL criteria. Results: 30 patients were enrolled. The median age of patients was 62 yrs (range 41-82).  46% of patients were Rai stage III/IV and the median # of prior therapies was 2 (range 1-4).  37% and 13% were considered refractory (treatment free interval <12 mo) to a purine analog containing regimen or BR, respectively. Bulky disease (lymph nodes >= 5 cm) was present in 52% of patients.  Adverse events (AE) have been generally consistent with that expected with BR. Gr 3/4 neutropenia and thrombocytopenia have been noted in 47% and 10% of patients, respectively.   Grade >=3 non-hematologic AEs potentially related to ibrutinib included rash (3 pts) and fatigue and tumor lysis reported in 2 pts each.  There were no Gr 3/4 infusion reactions.  SAEs occurred in 10% of patients including one aforementioned case of TLS, one cellulitis, and one neutropenic fever. There have been no discontinuations due to AEs and no deaths on study. At a median follow-up of 4.9 mos (range 2.7-8.3 mo) 16 patients have completed BR (median 6 cycles, range 2-6) and 14 patients are still receiving BR.  The ORR is 90% (27/30 patients) (CR 10%, PR 80%). 2 additional patients achieved a nodal response with residual lymphocytosis.  Responses appear independent of high-risk features. 90% of patients remain on study; reasons for discontinuation include PD (n=2) and 1 pt pursuing SCT.   Conclusions: Ibrutinib, administered in combination with BR, is safe and highly active. The high ORR, low rate of PD, and good tolerability compare very favorably with historical controls, warranting additional investigation of this combination.